Exhibit 10.19

PVG GP, LLC

Non-Employee Director Compensation Summary Sheet for 2011

Directors who are employees of PVG GP, LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2011 compensation program for the non-employee directors of PVG GP, LLC.

2011 Non-Employee Director Compensation Summary

Component	Amount ($)	Medium of Payment (1)	Timing of Payment (2)
Annual Retainer	90,000 per year	Deferred Common Units	$22,500 credited quarterly
	20,000 per year	Cash	$5,000 paid quarterly
Audit Committee Chair Annual Retainer	15,000 per year	Cash	$3,750 paid quarterly
Audit Committee Member Annual Retainer	10,000 per year	Cash	$2,500 paid quarterly
Compensation and Benefits and Conflicts Chair Annual Retainer	2,500 per year	Cash	$ 625 paid quarterly
Board Meeting Fee	1,000 per meeting	Cash	Paid quarterly
Committee Meeting Fee	1,000 per meeting	Cash	Paid quarterly

(1)	Each non-employee director receives an annual retainer of $110,000, consisting of $20,000 in cash and $90,000 worth of deferred common units, which are credited to each director’s Deferred Compensation Account. In addition, directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of cash or common units they receive under the PVG GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan.
(2)	The fair market value of each quarterly crediting of deferred common units is based upon the NYSE closing price of our common units on the dates that such awards are granted.